Exhibit 10.37

PIPER JAFFRAY COMPANIES
AMENDED AND RESTATED
2003 ANNUAL AND LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT

Name of Employee: Andrew S. Duff
Target No. of Performance Share Units Covered: [___________] Maximum No. of Performance Share Units Covered: [___________]	Date of Issuance: [___________]

This is a Performance Share Unit Agreement (“Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named Chairman of the Company’s Board of Directors (the “Chairman”).

Recitals

WHEREAS, the Company maintains the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “Plan”);

WHEREAS, the Board of Directors of the Company has delegated to the Compensation Committee (the “Committee”) the authority to determine the awards to be granted under the Plan; and

WHEREAS, the Committee or its delegee has determined that the Chairman is eligible to receive an award under the Plan in the form of performance share units and has set the terms thereof;

NOW, THEREFORE, the Company hereby grants this award to the Chairman under the terms set by the Committee as follows.

Terms and Conditions*

1.    Grant of Performance Share Units.

(a)    Subject to the terms and conditions of this Agreement, the Company has granted to the Chairman the number of Performance Share Units specified at the beginning of this Agreement (collectively the “Performance Share Units,” and each a “Performance Share Unit.”) Each Performance Share Unit represents the right to receive a Share and dividend equivalent amounts corresponding to the Share, subject to the terms and conditions of this Agreement and the Plan.

(b)    The Performance Share Units granted to the Chairman shall be credited to an account in the Chairman’s name. This account shall be a record of book-keeping entries only and shall be utilized solely as a device for the measurement and determination of the number of Shares to be granted to or in respect of the Chairman pursuant to this Agreement.

2.    Vesting. Except as provided in Section 4, the Performance Share Units will vest on the last day of the Performance Period to the extent such Performance Share Units are earned pursuant to Section 3.

3.    Earned Performance Share Units. If the Chairman continuously refrains from engaging in any Restricted Activities (as defined below) for the duration of the Performance Period, the Chairman shall earn the number of Performance Share Units determined by taking the sum of the percentages earned in the tables shown in Section 3(a) and 3(b) below, and multiplying the sum percentage times the target number of Performance Share Units specified at the beginning of this Agreement.

(a)    The number of the Performance Share Units that will be earned pursuant to this Section 3(a) will be determined by reference to the Company’s Total Shareholder Return relative to the Total Shareholder Return of the Peer Group as provided in the table below:

Company Total Shareholder Return Relative to Peer Group	% of Performance Share Units Earned
Below 35th percentile	—%
35th percentile (threshold)	25%
50th percentile (target)	50%
75th percentile or above (maximum)	75%

Note: Interpolation between points in the table above will be on a straight-line basis (from threshold to target and from target to maximum).

* Unless the context indicates otherwise, terms that are not defined in this Agreement shall have the meaning set forth in the Plan.

(b)    The number of the Performance Share Units that will be earned pursuant to this Section 3(b) will be determined by reference to the Company’s Average Adjusted Return on Equity as provided in the table below:

Company Average Adjusted Return on Equity	% of Performance Share Units Earned
Below 8.5%	—%
8.5% (threshold)	25%
13.5 - 15.5% (target)	50%
17.5% or greater (maximum)	75%

Note: Interpolation between points in the table above will be on a straight-line basis (from threshold to target and from target to maximum).

(c)    As used in this Agreement, the following terms have the meanings provided below:

(i)    “Adjusted Earnings” is equal to the net income attributable to the Company as set forth in the Company’s published fiscal year-end financial disclosures, as adjusted to exclude (1) revenues and expenses related to non‑controlling interests; (2) amortization of intangible assets related to acquisitions; (3) compensation and non-compensation expenses for acquisition-related agreements; (4) restructuring and acquisition integration costs; (5) losses related to the impairment of goodwill and other intangible assets; (6) adjustments resulting from a change in an existing, or application of a new, accounting principle that is not applied on a fully retroactive basis; and (7) other expenses, losses, income or gains that are separately disclosed and are unusual in nature or infrequent in occurrence (collectively, items #1 through #7 are the “Adjustment Items”). In each case, each Adjustment Item that is applied to determine the Adjusted Earnings shall be adjusted for any tax benefit associated with the Adjustment Item as reported in the net income attributable to the Company. The Committee may exercise discretion to not make adjustment for one or more Adjustment Items, orany amount of an Adjustment Item, when determining Adjusted Earnings, but only if the exercise of discretion reduces amounts payable under this award.

(ii)    “Adjusted Return on Equity” is equal to the Company’s Adjusted Earnings divided by the Average Annual Shareholders’ Equity.

(iii)    “Average Adjusted Return on Equity” is equal the average of the Adjusted Return on Equity for each of the three fiscal years in the Performance Period.

(iv)    “Average Annual Shareholders’ Equity” is equal to the average of the total common shareholders’ equity (which is the total shareholders’ equity less amounts attributed to noncontrolling interests) as set forth in the Company’s published quarterly financial disclosures during the fiscal year, as adjusted to reflect appropriate adjustments to total common shareholders’ equity in the event that an adjustment is made to Adjusted Earnings under the Adjustment Item provided in item #5 of Section 3(c)(i). The Committee may exercise discretion to not make an adjustment when determining Average Annual Shareholders’ Equity, but only if the exercise of discretion reduces amounts payable under this award.

(v)    “Beginning Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company’s primary national securities market or exchange at the end of each trading day during the 60 calendar days immediately prior to the first day of the Performance Period.

(vi)    “Dividends” with respect to a company means the per share amount of each cash or stock dividend paid by such company with respect to its common stock during the Performance Period. All such dividends will be deemed to be reinvested in such company’s common stock for purposes of calculating Total Shareholder Return hereunder.

(vii)    “End Price” with respect to a company means the average closing price of a share of common stock of such company as reported by such company’s primary national securities market or exchange at the end of each trading day during the last 60 calendar days of the Performance Period.

(viii)    “Peer Group” means companies identified on Appendix A attached hereto. If, after the date of this Agreement and prior to the end of the Performance Period (A) a member of the Peer Group is acquired by a company not included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period; (B)a member of the Peer Group is acquired by a company that is included in the Peer Group, then the acquired company will be removed from the Peer Group effective as of the beginning of the Performance Period and the acquiring company (or its successor, by merger or otherwise) will remain a member of the Peer Group subject to the other terms of this Section 3(c)(iv); and (C) any member of the Peer Group ceases continuing operations or ceases to be traded on a national securities market or exchange (other than in connection with an acquisition of such company), then such company will continue to be a member of the Peer Group and the End Price for such company will be deemed to be zero.

(ix)    “Performance Period” means the 36-month period beginning on January 1, 2018 and ending on December 31, 2020.

(x)    “Total Shareholder Return” with respect to a company means ((End Price + Dividends) - Beginning Price) / Beginning Price.

(xi)    The Beginning Price, End Price and amount of Dividends for the Company and each company that is part of the Peer Group shall be adjusted by the Committee to account for any change in capitalization such as a stock split or a corporate transaction (such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of such company (including any extraordinary cash or stock dividend)) in the Committee’s sole discretion.

(d)    Notwithstanding the foregoing, if the Chairman fails to refrain from engaging in any Restricted Activities at any time during the Performance Period, then the Performance Share Units shall cease vesting and shall be deemed forfeited immediately.

(e)    The Performance Share Units that are earned pursuant to this Section 3 will be determined by the Committee’s certification of attainment of the applicable Performance Goal hereunder as provided in Section 5.

4.    Change in Control. If a Change in Control occurs during the Performance Period prior to any forfeiture of the unvested Performance Share Units in accordance with Section 6, then, notwithstanding the other terms of this Agreement or Section 7 of the Plan:

(a)    If the Change in Control occurs within the first fiscal year of the Performance Period, the Chairman shall be entitled to receive Shares of Restricted Stock (each a “Restricted Share” and collectively the “Restricted Shares”), under the Agreement based on, and assuming that, performance would have been achieved at the target level. Accordingly, the target number of Performance Share Units automatically will become an equal number of Restricted Shares (and no additional Performance Share Units shall be eligible to vest under this Agreement), and, on the closing date of the Change in Control, the Company will cause its transfer agent to make a book entry in the transfer agent’s records in the name of the Chairman (unless the Chairman requests a certificate evidencing the Restricted Shares).

(b)    If the Change in Control occurs within the second or third fiscal year of the Performance Period, the Chairman shall be entitled to receive Restricted Shares based on performance achieved as if the Change in Control were the last day of the Performance Period. For purposes of determining Adjusted Return on Equity for the fiscal year in which the Change in Control occurs, net income and the average of the total common shareholders’ equity as set forth in the Company’s published quarterly financials for the fiscal quarter ending immediately prior to the date of the Change in Control shall be used. Accordingly, the number of Performance Share Units determined to have been earned under this paragraph shall automatically become an equal number of Restricted Shares (and no additional Performance Share Units shall be eligible to vest under this Agreement), and, on the closing date of the Change in Control, the Company will cause its transfer agent to make a book entry in the transfer agent’s records in the name of the Chairman (unless the Chairman requests a certificate evidencing the Restricted Shares).

(c)    The Chairman shall have all of the rights of a shareholder with respect to the Restricted Shares. All restrictions provided for in this Section 4 will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Chairman in accordance this Section 4. Each book entry (or stock certificate if requested by the Chairman) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Chairman, the Company may, in its sole discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Chairman tender to the Company a stock power duly executed in blank relating to such custody. The Company will not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

(d)    If the Change in Control is a Corporate Transaction, the Company shall arrange for the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) to assume or continue the Award evidenced hereby or to substitute a similar award for the Award evidenced hereby, in each case as determined by the Committee in its sole discretion.

(e)    If the Chairman fails to refrain from engaging in any Restricted Activities at any time during the Performance Period, then the unvested Restricted Shares shall cease vesting and shall be deemed forfeited immediately. All unvested Restricted Shares as of the last day of the Performance Period will vest on such date.

5.    Settlement.

(a)    After any Performance Share Units vest in accordance with Section 2, the Company shall cause to be issued to the Chairman, or to the Chairman’s designated beneficiary or estate in the event of the Chairman’s death, one Share in payment and settlement of each vested Performance Share Unit. The Committee shall certify the Total Shareholder Return and the Average Adjusted Return on Equity of the Company and the number of Performance Share Units (if any) that are earned pursuant to the terms and conditions hereof, and the Company shall cause the Shares issuable in connection with the vesting of any such Performance Share Units to be issued, on or before the 15th day of the third calendar month after the date on which the vesting of Performance Share Units occurs, and the Chairman shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 8, and shall be in complete settlement and satisfaction of such vested Performance Share Units. Notwithstanding the foregoing, if the ownership of or issuance of Shares to the Chairman as provided herein is not feasible due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion the Chairman or the Chairman’s legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date the applicable Performance Share Units are vested) of the Shares otherwise issuable to the Chairman or the Chairman’s legal representative, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

(b)    Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to forfeiture as provided in Section 6 and the Company will, or will cause its transfer agent to, remove all notations and legends and revoke all stock transfer instructions from the book entry or stock certificate evidencing the Restricted Shares so vested as may have been made or given as a result of the terms of this Agreement, and the Company will deliver to the Chairman, or the Chairman’s designated beneficiary or estate in the event of the Chairman’s death, all certificates (or replacement certificates removing all legends contemplated hereby) in the Company’s custody relating to the Restricted Shares.

(c)    Notwithstanding the foregoing, if the common equity of the surviving entity or acquiring entity (or the surviving or acquiring entity’s parent company) in any Corporate Transaction is not listed or quoted on an established securities market at the time of vesting of any Restricted Shares, the Company will deliver to the Chairman or the Chairman’s designated beneficiary or estate in the event of the Chairman’s death, in lieu of shares of capital stock not subject to restrictions pursuant hereto, cash in an amount equal to the Fair Market Value (as of the date of closing of the Corporate Transaction) of the Restricted Shares vested pursuant to the terms hereof, net of any amount required to satisfy withholding tax obligations as provided in Section 8.

6.    Forfeiture. If (i) the Chairman attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Performance Share Units or, prior to vesting, any Restricted Shares without the Committee’s prior written consent or other than by will or by the laws of descent and distribution, or if the Performance Share Units or Restricted Shares become subject to attachment or any similar involuntary process in violation of this Agreement; or (ii) the Chairman breaches any of the restrictive covenants provided by Section 9, then any Performance Share Units or Restricted Shares (as applicable) that have not previously vested automatically will be forfeited by the Chairman. Any Performance Share Units or Restricted Shares that are unvested as of the last day of the Performance Period also shall be forfeited.
7.    Stockholder Rights. The Performance Share Units do not entitle the Chairman to any rights of a stockholder of the Company. Notwithstanding the foregoing, the Chairman shall accumulate an unvested right to payment of cash dividend equivalents on the Shares underlying Performance Share Units with respect to any cash dividends paid on the Shares that have a record date on or after the Date of Issuance. Such dividend equivalents will be in an amount of cash per Performance Share Unit equal to the cash dividend paid with respect to one Share. The Chairman shall be entitled solely to payment of accumulated dividend equivalents with respect to the number of Performance Share Units equal to the number of Shares (or Restricted Shares) ultimately issued to the Chairman pursuant to this Agreement. Dividend equivalents will be paid to the Chairman as soon as administratively possible following the date that the Shares (or Restricted Shares) are issued to the Chairman. The Chairman shall not be entitled to dividend equivalents with respect to dividends with a record date prior to the Date of Issuance. All dividend equivalents accumulated with respect to forfeited Performance Share Units shall also be irrevocably forfeited.

As of the date of issuance of Shares (or Restricted Shares) underlying Performance Share Units, the Chairman shall have all of the rights of a stockholder of the Company with respect to any Shares (or Restricted Shares) issued pursuant hereto, except as otherwise specifically provided in this Agreement. The Chairman’s rights with respect to the Performance Share Units and Restricted Shares shall remain forfeitable at all times by the Chairman until satisfaction of the vesting conditions set forth herein.

8.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Performance Share Units or Restricted Stock or, in the event that the Chairman elects under Code Section 83(b) to report the receipt of the Restricted Shares as income in the year of receipt, upon the Chairman’s receipt of the Restricted Shares, and upon the payment of any cash relating to earned dividend equivalents at the time of issuance. The Chairman agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Chairman will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plan), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation, and the issuance of Shares in connection with the vesting of any Performance Share Units shall be conditioned upon the prior payment by the Chairman, or the establishment of arrangements satisfactory to the Committee for the payment by the Chairman, of such obligation. The Chairman further acknowledges that the Company has directed the Chairman to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Chairman may reside, and the tax consequences of the Chairman’s death.

9.    Restricted Activities. In consideration of the grant of this award, the Chairman agrees to comply with and be bound by the following restrictive covenants (each a “Restricted Activity” and together the “Restricted Activities”):

(a)    the Chairman will not, except in connection with the performance of the Chairman’s duties for the benefit of the Company, use, disclose or misappropriate any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” shall have the same meaning as provided in the Company’s Code of Ethics and Business Conduct, and shall include without limitation any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Chairman has acquired or become acquainted with during the Chairman’s employment with the Company or an Affiliate. For the avoidance of doubt, nothing in this paragraph or any other provision of this Agreement precludes you from reporting to the Company’s management or directors or to the government, a regulator, or a self-regulatory agency conduct that you believe to be in violation of the law, or responding truthfully to questions or requests from the government, a regulator, a self-regulatory agency, or in a court of law.

(b)     the Chairman will not, during the Performance Period, directly or indirectly, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(c)    the Chairman will not, during the Performance Period, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed by the Company or an Affiliate;

(d)    the Chairman will not, during the Performance Period, directly or indirectly, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor), solicit any customer, client or account of the Company or an Affiliate, or otherwise seek to divert any customer, client or account of the Company or an Affiliate away from engaging in business with the Company or an Affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an Affiliate; or any customers, clients or accounts with which the Chairman had substantive interaction prior to the Chairman’s retirement;

(e)    the Chairman will not, during the Performance Period, without the prior written consent of the Company or an Affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor;

(f)    the Chairman will not make disparaging, derogatory, or defamatory statements about the Company or an Affiliate in any public forum or media; and

(g)    the Chairman will not fail to cooperate fully with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Chairman may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Chairman.

For purposes of this Section 9, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

10.    Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Chairman. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern (including, for avoidance of doubt, any provisions under the Plan imposing limitations on the number of Performance Share Units that may be awarded under this Agreement).

11.    Not Part of Employment Contract; Discontinuance of Employment. The Chairman acknowledges that this Agreement awards performance share units to the Chairman, but does not impose any obligation on the Company to make any future grants or issue any future Awards to the Chairman or otherwise continue the participation of the Chairman under the Plan. This Agreement does not constitute a contract of employment, shall not give the Chairman a right to employment or other with the Company or any Affiliate.

12.    Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Chairman.
13.    Choice of Law. This Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
14.    Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance of the Performance Share Units or Restricted Shares in lieu thereof and the administration of the Plan and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance of the Performance Share Units, Restricted Shares in lieu thereof and the administration of the Plan.

15.    Securities Law Compliance. No Shares shall be delivered upon the vesting and settlement of any Performance Share Units unless and until the Company and/or the Chairman shall have complied with all applicable federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Chairman may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any Share certificate or book entry, conditioning sales of such Shares upon compliance with applicable federal and state securities laws and regulations.
16.    Potential Clawback. This Award and any compensation associated therewith is subject to the Company’s Incentive Compensation Recovery Policy and may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including any amendment to the Company’s Incentive Compensation Recovery Policy in effect as of the date hereof or in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. This Agreement may be unilaterally amended by the Committee at any time to comply with any such compensation recovery policy.
17.    Amendment and Waiver. Except as provided in this Agreement or in the Plan, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
18.    Acknowledgment of Receipt of Copy. By execution hereof, the Chairman acknowledges having received a copy of the prospectus related to the Plan and instructions on how to access a copy of the Plan.

IN WITNESS WHEREOF, the Chairman and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

CHAIRMAN

Printed name: Andrew S. Duff

PIPER JAFFRAY COMPANIES

By
Its

Appendix A

List of companies contained in the KBW Capital Markets Index (KSX) as of February 6, 2018(excluding Piper Jaffray Companies):

1.	TD Ameritrade Holding Corp. (AMTD)

2.	Franklin Resources, Inc. (BEN)

3.	Blackrock Inc. (BLK)

4.	CBOE Holdings, Inc. (CBOE)

5.	CME Group, Inc. (CME)

6.	Eaton Vance Corp. (EV)

7.	Greenhill & Co. (GHL)

8.	The Goldman Sachs Group, Inc. (GS)

9.	Interactive Brokers Group, Inc. (IBKR)

10.	Intercontinental Exchange, Inc. (ICE)

11.	Investment Technology Group, Inc. (ITG)

12.	Invesco Ltd. (IVZ)

13.	Janus Henderson Group PLC (JHG)

14.	Lazard Ltd. (LAZ)

15.	Legg Mason Inc. (LM)

16.	Morgan Stanley (MS)

17.	The NASDAQ OMX Group, Inc. (NDAQ)

18.	Raymond James Financial Inc. (RJF)

19.	The Charles Schwab Corporation (SCHW)

20.	SEI Investments Company (SEIC)

21.	State Street Corporation (STT)

22.	T. Rowe Price Group Inc. (TROW)

23.	Virtu Financial (VIRT)